Exhibit 10.23
David Chao
5265 Sunset Drive Kansas City
MO 64112 USA

April 08, 2021

Re: Offer of Employment

Dear David:

On behalf of Centessa Pharmaceuticals, I am pleased to confirm our offer to employ you as Chief Administrative Officer. Centessa Pharmaceuticals, Inc. (the “U.S. Subsidiary”) is a wholly owned subsidiary of Centessa Pharmaceuticals Limited (“Parent”), a U.K. corporation (“Parent”). The U.S. Subsidiary, Parent and their respective subsidiaries and other affiliates are collectively referred to herein as “Centessa Pharmaceuticals” or the “Company,” and the duties of the Company set forth in this Agreement may be discharged by any entity within that definition. The initial terms and conditions of your employment, should you accept this offer, are set forth below in this letter agreement (the “Agreement”):

1.Position. As Chief Administrative Officer of the Company, you will report to the Chief Executive Officer of Parent (the “CEO”) and have such powers and duties as may from time to time be prescribed by the CEO. The U.S. Subsidiary will maintain and distribute employment- related records. This is a full-time employment position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), except as expressly authorized in writing by Parent’s Board of Directors (the “Board”). Notwithstanding the foregoing, you may engage in religious, charitable and other community activities so long as such activities do not interfere or conflict with your obligations to the Company.

2.Start Date. Your employment with the Company will begin on April 12, 2021 or on another date to be mutually agreed to by you and the Company. The actual first day of your employment with the Company shall be referred to herein as the “Start Date”.

3.Compensation and Related Matters.

a.Base Salary. The Company will pay you an initial base salary at the rate of
$420,000 per year, payable in accordance with the Company’s standard payroll schedule for its
U.S. executives and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and adjustments at the Company’s discretion. Your base salary in effect at any given time is referred to herein as the “Base Salary.”

b.Annual Bonus. You will initially be eligible to receive an annual performance bonus targeted at 40% of your Base Salary and pro-rated based on your Start Date. The actual bonus amount is discretionary and will be determined by the Company. To earn an annual bonus, you must be employed by the Company as of the payment date of such bonus. Any annual bonus will be paid no later than March 15th of the calendar year following the calendar year to which such bonus relates.

c.Expenses. The Company will promptly reimburse you for all reasonable expenses incurred by you in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its U.S. executives.
d.Benefits/Paid Time Off. You will be eligible, subject to the terms of the applicable plans and programs, to participate in the employee benefits and insurance programs generally made available to the Company’s full-time U.S. employees. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available to you when such benefit(s) become available. You will be entitled to paid time off consistent with the terms of the Company’s paid time off policy for its U.S. executives, as in effect from time to time. The Company reserves the right to modify, amend or cancel any of its benefits plans or programs at any time.

4.Initial Equity Award. Subject to approval of the Board, Parent shall grant to you (at your option) either a restricted stock award for a number of shares of Parent’s common stock (the “Restricted Shares”) or a stock option to purchase a number of shares of Parent’s common stock (the “Option”) equal to 0.7% of Parent’s fully diluted capitalization (reflecting then outstanding capital stock and stock options) as of the date of this Agreement. The Restricted Shares or Option will be subject to the standard terms and conditions of Parent’s equity incentive plan then in effect and the applicable equity award agreement (the “Equity Documents”), including with respect to vesting as follows: 25% of the Restricted Shares or Options shall vest on the first anniversary of the option grant date (the “Vesting Commencement Date”) and the remainder shall vest in equal monthly installments over the thirty-six (36) months thereafter, subject to your continued employment with the Company at each such vesting date, such that the Restricted Shares or Option shall be fully vested upon the fourth (4th) anniversary of the option grant date. Notwithstanding anything to the contrary in the Equity Documents or in any applicable option agreement or other stock-based award agreement, 100% of the unvested portion of the Restricted Shares or the Option, as applicable, as well as any future time-based equity awards that you may be granted in the Board’s sole discretion, shall immediately accelerate and become fully exercisable or nonforfeitable as of the effective date of a Change in Control of Parent (as defined in Appendix A), provided that you remain employed on the effective date of such Change in Control of Parent.

5.Location. You will be permitted to work from your home office in Missouri pending your relocation to Massachusetts, provided, however, that you will be required to regularly travel to the Company’s Massachusetts office, consistent with the Company’s business needs, and you may also be required to travel nationally and internationally on business as is necessary from time to time, including, without limitation, to the U.K., France and Germany. During the COVID-19 pandemic, such travel may be limited to essential travel and will be in accordance with applicable safety regulations.

6.At-Will Employment; Date of Termination. At all times your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason, subject to the terms of this Agreement. Your last day of employment for any reason is referred to herein as the “Date of Termination.” In the event that you elect to end your employment other than for Good Reason, the Company requires you to provide at least 30 days’ advance written notice to the Company. Notwithstanding the foregoing, the Company may unilaterally accelerate the Date of Termination, and such acceleration shall not result in a termination by the Company for purposes of this Agreement. In the interest of clarity, any intercompany transfer between Parent, the U.S. Subsidiary and their respective subsidiaries and affiliates shall not be deemed a termination of the employment relationship unless otherwise specified at the time of the transfer.

To the extent applicable, you shall be deemed to have resigned from all officer and board member positions that you hold with the Company or any of its respective subsidiaries and affiliates upon the termination of your employment for any reason. You shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

7.Accrued Obligations. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary and, if applicable, any accrued but unused vacation, through the Date of Termination, and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”).

8.Severance Pay and Benefits Upon a Qualifying Termination. In the event that a Qualifying Termination (as defined in Appendix A) occurs, then, in addition to you being entitled to the Accrued Obligations, and subject to (i) you signing a separation agreement and release in a form and manner reasonably satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of the Continuing Obligations (as defined below), and a one year post-employment noncompetition agreement, and shall provide that if you breach the Continuing Obligations, all payments of the Severance Amount (as defined below) shall immediately cease (the “Separation Agreement and Release”), (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), and (iii) if so requested by the Company, you signing a U.K. settlement agreement:

a.the Company shall pay you an amount equal to twelve (12) months of your Base Salary (the “Severance Amount”); and

b.subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider(s) or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) your eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of your continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments, if to you, shall be subject to tax- related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under this Section 8, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

If your employment ends for any reason other than a Qualifying Termination, you will be entitled to the Accrued Obligations and will not be entitled to any further compensation from the Company. For the avoidance of doubt, if your employment ends due to your death or disability, you will receive the Accrued Obligations but will not be eligible for severance pay and benefits, whether pursuant to this Section 8 or otherwise.

9.Continuing Obligations.

a.Restrictive Covenants Agreement. As a condition of your employment, you are required to enter into the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement enclosed with this Agreement (the “Restrictive Covenants Agreement”). For purposes of this Agreement, the obligations in this Section 9 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”

b.Third Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which restricts your engagement in any business in any way, other than confidentiality restrictions (if any). You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party. You agree that, notwithstanding anything to the contrary herein, if your employment ends in connection with or as a result of a former employer or third party enforcing or attempting to enforce a noncompetition obligation or other restrictive covenant against you, such termination will not constitute a Qualifying Termination for purposes of this Agreement.

c.Litigation and Regulatory Cooperation. During and after your employment, you shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 9(c).

d.Relief. You agree that it would be difficult to measure any damages caused to the Company which might result from your breach of any of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

10.Section 409A

a.Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

b.All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

c.To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the termination of your employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

d.The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

e.The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11.Withholding; Tax Effect. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

12.Interpretation and Enforcement. This Agreement, together with Appendix A, the Restrictive Covenants Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. Except as expressly otherwise provided in the Equity Documents or the Restrictive Covenants Agreement, the terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction and venue of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

13.Assignment; Successors and Assigns. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further, that if you remain employed or become employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then you shall not be entitled to any severance payments or benefits solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns. In the event of your death after the Date of Termination but prior to the completion by the Company of all payments due to you under this Agreement, the Company shall continue such payments to your beneficiary designated in writing to the Company prior to your death (or to your estate, if you fail to make such designation).

14.Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

15.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.Conditions. This offer is contingent on the completion of successful reference and background checks, if so requested and as determined by the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

17.Other Terms. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

[Signature page follows.]

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To accept this offer of employment, please sign and return this Agreement and the Restrictive Covenants Agreement to Saurabh Saha by April 9, 2021. We look forward to you joining the Company.

Very truly yours,

By:/s/ Saurabh Saha
Name: Saurabh Saha, MD, PhD
Title: Chief Executive Officer

Enclosure (Restrictive Covenants Agreement)

I have read and accept this employment offer:

/s/ David Chao

David Chao

4/8/2021
Date:

Appendix A

1.“Cause” shall mean (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in harm to the Company; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the CEO, which failure continues, in the reasonable judgment of the CEO, for thirty (30) days after written notice given to you describing such failure; (iv) your gross negligence, willful misconduct or insubordination that results in or is reasonably anticipated to result in harm to the Company, which conduct, if curable, in the reasonable judgment of the CEO, is not cured for more than thirty (30) days after written notice given to you describing such conduct; (v) your violation of any material provision of any agreement(s) between you and the Company or any Company policies including, without limitation, this Agreement, agreements relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions or policies related to ethics or workplace conduct, which violation, if curable, in the reasonable judgment of the CEO, is not cured for more than (30) days after written notice given to you describing such violation; or (vi) your failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the CEO to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

1.“Change in Control of Parent” shall mean “Change in Control” as that term is defined in Parent’s equity incentive plan.

1.“Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties; (ii) a diminution in your Base Salary except for across-the-board salary reductions of similar magnitude based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) the material breach of this Agreement by the Company; or
(iv) a relocation of your principal business location to a location more than seventy-five (75) miles from your current home in Missouri except a relocation to the Company headquarters in Massachusetts.

1.“Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

1.“Qualifying Termination” shall mean, after the Start Date, the Company terminates your employment without Cause or you resign from your employment for Good Reason.

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